Exhibit 99.1

MetroGAS S.A. Files Form 15F to Terminate its U.S. Reporting Obligations under Securities Exchange Act of 1934

January 21, 2015

BUENOS AIRES – MetroGAS S.A. (“MetroGAS”), an Argentine natural gas distributor, announced today that it has filed a Form 15F with the United States Securities and Exchange Commission (the “SEC”) with the intention of terminating its reporting obligations under Section 13(a) and Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

MetroGAS expects that the termination of its duty to file reports will become effective 90 days after the filing of Form 15F with the SEC. However, as a result of this filing, MetroGAS’s reporting obligations with the SEC, including its obligations to file annual reports on Form 20-F and reports on Form 6-K, will immediately be suspended.

MetroGAS expects its ordinary shares will continue to be listed and trade on the Buenos Aires Stock Exchange under the symbol “METR” after this filing becomes effective. MetroGAS’s annual report, financial statements and press releases will also continue to be available on MetroGAS’s website at www.metrogas.com.ar.

For more information, please contact:

Pablo Boselli

Gregorio Aráoz de Lamadrid 1360

(1267) Buenos Aires, Argentina

Tel: (54) (11) 4309-1511

This news release includes forward-looking statements. These statements relate to MetroGAS’s expectations, beliefs, intentions or strategies regarding future events, including MetroGAS’s intention to terminate its reporting obligations under Section 13(a) and Section 15(d) of the Exchange Act. These statements can be identified by the use of words like “anticipate,” “believe,” “ intend,” “estimate,” “expect,” “may,” “plan,” “project,” “will,” “should,” “seek” and similar words or expressions containing same.

The forward-looking statements reflect MetroGAS’s views and assumptions with respect to future events as of the date of this presentation and are subject to a variety of unpredictable risks, uncertainties and other unknowns. Actual and future results and trends could differ materially from those set forth in such statements due to various factors, many of which are beyond our ability to control or predict. Given these uncertainties, no one should place undue reliance on any forward-looking statements attributable to MetroGAS, or any of its affiliates or persons acting on its behalf. Although every effort has been made to ensure this presentation sets forth a fair and accurate view, MetroGAS undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.